Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

TRAILING TWELVE MONTHS

AND THIS EXCEPTIONAL FIRST QUARTER

INDICATE CONTINUING MOMENTUM

REPORTS NATIONAL BEVERAGE CORP.

FORT LAUDERDALE, FL, September 9, 2021 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its first quarter ended July 31, 2021.

First Quarter Ended July 31, 2021 vs. First Quarter Ended August 1, 2020:

●	Net sales increased to $311.7 million;

●	Gross profit was $124.8 million;

o	Gross margin was 40%;

●	Operating income was $70.3 million or 22.6% of sales; and

●	Earnings per share was $.58, up from $.55 for the prior year.

Balance Sheet Data at July 31, 2021

●	Cash was $245.5 million;

●	Working capital was $269.7 million with a current ratio of 2.8 to 1.

“Considering the headwinds that we faced, our financial results for the first quarter reflect extraordinary execution by Team National. Although labor, raw material and transportation availability issues impacted our ability to meet customer demand, we were able to increase sales over last year’s pantry-loading spike while maintaining the margins posted for our previous ‘best ever’ quarter,” stated a company spokesperson.

-more-

National Beverage Corp.

We believe the following are some of the competitive advantages that National Beverage enjoys:

●

Consumer loyalty – Our Power+ brand volume grew 5.6% during a quarter in which selling prices were adjusted to recover increased input and transportation costs. We believe this reflects the preference consumers have for our great-tasting beverages, especially in light of the substantial price discounting employed by certain competitors to promote their sparkling waters.

●

Healthy Hydration – The majority of our revenues are generated by sparkling water, juices and other ‘better-for-you’ beverages. The pandemic has made consumers even more health-conscious, and we believe this trend will continue for the foreseeable future.

●

Innovation – The launch late last fiscal year of our unique new LaCroix flavors of Beach Plum, Black Razzberry and Guava São Paulo was our most successful to date. These followed a string of successful introductions that evidence our ability to develop and refine beverages that continuously resonate with consumers.

●

Distinctiveness - The pandemic and its adaptations are provoking the minds of everyone who use their mental capacity to eschew risk. Our owner-entrepreneur governance model, size and agility, plus our self-manufacturing and hybrid-distribution system allow us to pivot expeditiously. Couple this uniqueness with our passionate consumer seeking to satisfy an acquired taste while pursuing unparalleled feelings.

“As the U.S. deals with uncertainty while Covid cases are increasing, we are more determined than ever in our mission to help make America healthy. Fiscal 2022 brings unique opportunities for National Beverage as we continue our vow to create the best and healthiest beverages ever produced,” the spokesperson concluded.

LaCroix . . . Beyond Taste!

In honor of all those who guard our freedoms throughout the world . . .

“Patriotism” – If Only We Could Bottle It!

-more-

National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
July 31, 2021 and August 1, 2020

	(in thousands, except per share amounts)
	Three Months Ended
	July 31, 2021	August 1, 2020

Net Sales	$311,712	$293,367

Net Income	$53,816	$51,164

Earnings Per Common Share
Basic	$.58	$.55
Diluted	$.58	$.55

Average Common Shares Outstanding
Basic	93,306	93,248
Diluted	93,574	93,508

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.